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                                                                EXHIBIT 8

                                FIRST AMENDMENT TO THE
                             BARMET ALUMINUM CORPORATION
                                 RESTATED AND AMENDED
                            LONGEVITY INCENTIVE AGREEMENT

    WHEREAS, Barmet Aluminum Corporation (the "Company") and [               ]
(the "Employee") entered into a Restated and Amended Longevity Incentive Agreement, effective as of November 1, 1995 (the "Agreement");

    WHEREAS, pursuant to the Agreement, upon the Employee's retirement from the Company after attaining his Normal Retirement Date (as defined in the Agreement), the Company is required to provide monthly retirement income to the Employee;

    WHEREAS, the Agreement provides that, upon termination of Employee's employment within the three year period after a "Change in Corporate Control" (as defined in the Agreement), the Company is required to make an irrevocable contribution to a trust in order to fund the Employee's monthly retirement benefit as if he worked until his Normal Retirement Date;

    WHEREAS, the Company and the Employee desire to amend the Agreement (a) to provide that, in the event of the termination of Employee's employment within the two year period after a Change in Corporate Control, the Employee may require the Company to pay to the Employee a lump sum cash payment equal to the amount necessary to fund the Employee's monthly retirement benefit as if he worked until his Normal Retirement Date and (b) to make certain other changes;

    NOW, THEREFORE, the Agreement is amended as follows:

1.       Section 1.1 is replaced in its entirety by the following:

         "This Agreement shall be effective as of the date first written above and shall remain in effect until the earlier of (A) the Employee's voluntary termination of employment prior to Normal Retirement Date (other than for Good Reason under the circumstances described in Section 6.1 hereof), (B) the Company's termination of the Employee's employment for Just Cause prior to the Normal Retirement Date, or (C) the date on which the Company makes the lump sum payment provided for under Section 6.1 hereof."

2.       Section 5.1 is replaced in its entirety by the following:

         "For purposes of this Agreement, "Just Cause" means (A) a material breach by Employee of the duties and responsibilities of Employee (other than as a result of incapacity due to physical or mental illness) which is (1) demonstrably willful and deliberate on Employee's part, (2) committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and (3) not remedied in a


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         reasonable period of time after receipt of written notice from the
         Company specifying such breach or (B) the Employee's conviction of, or plea of NOLO CONTENDERE to, a felony involving moral turpitude. Just Cause shall not exist unless and until the Company has delivered to Employee a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board of Directors of the Company (the "Company's Board") at a meeting of the Company's Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with counsel, to be heard before the Company's Board), finding that in the good faith opinion of the Company's Board an event set forth in clauses (A) or (B) has occurred and specifying the particulars thereof in detail. The Company must notify Employee of any event constituting Just Cause within ninety (90) days following the Company's knowledge of its existence or such event shall not constitute Just Cause under this Agreement."

    3.   Section 6.1 is replaced in its entirety by the following:

         "Upon termination of Employee's employment within two (2) years after a Change in Corporate Control (as defined below) either (A) by the Company other than a termination of employment for Just Cause, physical or mental disability or mandatory retirement in accordance with the Company's retirement policy generally applicable to its salaried employees as in effect immediately prior to the Change in Corporate Control or (B) by the Employee for Good Reason (as defined below), the Company or its successors and assigns shall, within ten (10) days after the Employee's termination, pay in a lump sum an amount in cash equal to the amount which would be required as of the Employee's date of termination to fully fund Employee's retirement benefit hereunder assuming he continued to work for the Company until his Normal Retirement Date. The lump sum amount shall be paid to one of the following, as selected by the Employee: (i) the pre-paid premium account established in respect of the life insurance policy (policy #_________ or any successor policy) used to fund Employee's benefit under this Agreement or (ii) to the Employee directly. In addition, if option (i) is selected, the Company shall, prior to the payment of the amount set forth in Section 6.1(i), immediately assign to the Employee the life insurance policy (policy #_________ or any successor policy) used to fund Employee's benefit under this Agreement. The amount of the lump sum payment shall be determined based on reasonable assumptions by Ernst & Young LLP in conjunction with the relevant insurance company.

         For purposes of this Section 6.1, a "Change in Corporate Control" means the occurrence of any one of the following events:

              (i) any "person" (as such term is defined in section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CasTech Aluminum Group, Inc. (the "Corporation") representing 20% or more of the


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         combined voting power of the Corporation's then outstanding securities eligible to vote for the election of the Corporation's Board of Directors (the "Corporation Voting Securities"); PROVIDED, HOWEVER, that the event described in this paragraph (i) shall not be deemed to be a Change in Corporate Control by virtue of any of the following acquisitions: (A) by the Corporation or any Subsidiary, (B) by any employee benefit plan sponsored or maintained by the Corporation or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Control Transaction (as defined in paragraph (iii)), (E) pursuant to any acquisition by Employee or any group of persons including Employee; or (F) a transaction (other than one described in (iii) below) in which Corporation Voting Securities are acquired from the Corporation, if a majority of the Incumbent Board (as defined below) approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Corporate Control under this paragraph (i);

              (ii) individuals who, on August 18, 1996, constitute the Corporation's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, PROVIDED that any person becoming a director subsequent to August 18, 1996, whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be considered a member of the Incumbent Board; PROVIDED, HOWEVER, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Corporation's Board of Directors shall be deemed to be a member of the Incumbent Board;

              (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Corporation or any such type of transaction involving the Corporation or any of its Subsidiaries that requires the approval of the Corporation's stockholders (whether for such transaction or the issuance of securities in the transaction or otherwise), or the consummation of the direct or indirect sale or other disposition of all or substantially all of the assets, of the Corporation and its Subsidiaries (a "Business Combination"), unless immediately following such Business Combination: (A) more than 60% of the total voting power of the publicly traded corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Corporation Voting Securities or all or substantially all of the assets of the Corporation and its Subsidiaries) eligible to elect directors of such corporation is represented by shares that were Corporation Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Corporation Voting Securities immediately


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         prior to the Business Combination, (B) no person (other
         than any publicly traded holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Corporation (or the corporation resulting from such Business Combination), or any person which beneficially owned, immediately prior to such Business Combination, directly or indirectly, 20% or more of the Corporation Voting Securities (a "Corporation 20% Stockholder")) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination and no Corporation 20% Stockholder increases its percentage of such total voting power, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the Corporation's Board of Director's approval of the execution of the initial agreement providing for such Business Combination (a "Non-Control Transaction"); or

              (iv) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

              Notwithstanding the foregoing, a Change in Corporate Control of the Corporation shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Corporation Voting Securities as a result of the acquisition of Corporation Voting Securities by the Corporation which, by reducing the number of Corporation Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; PROVIDED, that if a Change in Corporate Control the Company would occur as a result of such an acquisition by the Corporation (if not for the operation of this sentence), and after the Corporation's acquisition such person comes the beneficial owner of additional Corporation Voting Securities that increases the percentage of outstanding Corporation Voting Securities beneficially owned by such person, then a Change in Corporate Control of the Corporation shall occur.

              Notwithstanding anything in this Agreement to the contrary, if Employee's employment is terminated prior to a Change in Corporate Control, and Employee reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Corporate Control (a "Third Party") and who effectuates a Change in Corporate Control, then for all purposes of this Agreement, the date of a Change in Corporate Control shall mean the date immediately prior to the date of such termination of employment.

         For purposes of this Section 6.1, "Good Reason" shall mean, without Employee's express written consent, the occurrence of any of the following events after a Change in Corporate Control:


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              (1)  (i)  the assignment to Employee of any duties or
         responsibilities inconsistent in any adverse respect with Employee's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Corporate Control (including any diminution of such duties or responsibilities) or
         (ii) an adverse change in Employee's reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Corporate Control;

              (2) a reduction by the Company in Employee's rate of annual base salary or annual target bonus opportunity (including any adverse change in the formula for such annual bonus target) as in effect immediately prior to such Change in Corporate Control or as the same may be increased from time to time thereafter;

              (3) any requirement of the Company that Employee (i) be based anywhere more than fifty (50) miles from the facility where Employee is located at the time of the Change in Corporate
         Control or (ii) travel on Company business to an extent substantially greater than the travel obligations of Employee immediately prior to such Change in Corporate Control; or

              (4) the failure of the Company to (i) continue in effect any employee benefit plan or compensation plan in which Employee is participating immediately prior to such Change in Corporate Control, unless Employee is permitted to participate in other plans providing Employee with substantially comparable benefits, or the taking of any action by the Company which would adversely affect Employee's participation in or reduce Employee's benefits under any such plan, (ii) provide Employee and Employee's dependents with welfare benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Employee and Employee's dependents immediately prior to such Change in Corporate Control or provide substantially comparable benefits at a substantially comparable cost to Employee, (iii) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Employee immediately prior to such Change in Corporate Control, or provide substantially comparable fringe benefits, or (iv) provide Employee with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for Employee immediately prior to such Change in Corporate Control.

               Any event described in paragraphs (1) through (4) of this definition of Good Reason which occurs prior to a Change in Corporate Control, but was at the request of a Third Party, shall constitute Good Reason following a Change in Corporate Control for purposes of this Agreement (treating the date of such event as the date of the Change in Corporate Control) notwithstanding that it occurred prior to the Change in Corporate Control. For purposes of this Agreement, any good faith determination of Good Reason made by Executive shall be conclusive; PROVIDED, HOWEVER, that an isolated, insubstantial and inadvertent action taken in good faith and which is


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         remedied by the Company promptly after receipt of notice thereof given by Employee shall not constitute Good Reason. Employee must provide notice of termination of employment within ninety (90) days of Employee's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement."

    4.   The following language is hereby added to the end of Section 9.2:

         ; PROVIDED; HOWEVER, that this Section 9.2 shall be of no force or effect in the event of a termination of Employee to which Section 6.1 applies.

         IN WITNESS WHEREOF, this Amendment is adopted and approved by the Company and the Employee, effective as of August 18, 1996.

                                  Company:

                                  BARMET ALUMINUM CORPORATION


                                  BY: _______________________________

                                  TITLE: ___________________________

                                  Employee:

                                  __________________________________

                                  __________________________________
                                       (Print Name)



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